Exhibit 4.6

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SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE dated as of April 25, 2006 (this “Supplemental Indenture”), among SGS International, Inc., a Delaware corporation (the “Company”), Southern Graphic Systems, Inc., a Kentucky corporation (the “Existing Guarantor”), Project Dove Holdco, Inc., a Delaware corporation (the “New Guarantor”) and Wells Fargo Bank, N.A., as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company and Existing Guarantor have heretofore executed and delivered to the Trustee an Indenture dated as of December 30, 2005 (the “Indenture”) (capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture), providing for the issuance by the Company of $200,000,000 aggregate principal amount of 12% Senior Subordinated Notes due 2013 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the New Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”);

WHEREAS, Section 9.01 of the Indenture provides that the Trustee is authorized to execute and deliver this Supplemental Indenture, approving the Note Guarantee, without receiving signed written consents of the Holders of at least a majority in the aggregate principal amount of the outstanding Notes;

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee are required to receive the consent of the Holders of at least a majority in the aggregate principal amount of the outstanding Notes for certain amendments or supplements to the Indenture; and

WHEREAS, the Company has received signed written consents of the Holders of at least a majority in the aggregate principal amount of the outstanding Notes entitled to consent to the amendments to the Indenture contained in Sections 1 and 2 of this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Amendments to Certain Definitions. Section 1.01 of the Indenture (Definitions) is hereby amended as follows:

(a) The definition of “Existing Indebtedness” is hereby amended by amending and restating the definition as follows:

“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries in existence on the date of this Indenture after giving effect to the Transaction, excluding for the

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avoidance of doubt the Notes and Indebtedness under the Credit Agreement (including any debt incurred thereunder by Foreign Subsidiaries), until such amounts are repaid.

2. Additional Amendments. Section 4.09 of the Indenture (Incurrence of Indebtedness) is hereby amended by amending and replacing clause (b)(1) thereof as follows:

(1) the incurrence by the Company and any Guarantor of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this Section 4.09(b)(1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $195.0 million less the aggregate amount of all repayments, optional or mandatory, of the principal of any term Indebtedness under a Credit Facility (other than repayments that are concurrently refunded or refinanced) that have been made by the Company or any of its Restricted Subsidiaries since the date of this Indenture, less the aggregate amount of all commitment reductions with respect to any revolving credit borrowings under a Credit Facility that have been made by the Company or any of its Restricted Subsidiaries since the date of this Indenture; provided, that Foreign Subsidiaries that are not guarantors of domestic Indebtedness shall be able to incur Indebtedness in an aggregate principal amount at any one time outstanding under this Section 4.09(b)(1) not to exceed $20.0 million of Indebtedness under Credit Facilities (or the equivalent thereof, measured at the time of each incurrence, in applicable foreign currency);

3. Agreement to Guarantee. The New Guarantor hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 11 thereof.

4. No Recourse Against Others. No past, present or future director, officer, employee, incorporator, stockholder or agent of the New Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

5. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of the Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

6. Construction. For all purposes of this Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

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7. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

8. Trustee Makes No Representation. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuers.

9. Multiple Counterparts. The parties may sign multiple counterparts of this Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.

10. Headings. The headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date and year first above written.

SGS INTERNATIONAL, INC.

By:	/s/ HENRY R. BAUGHMAN
	Name:	Henry R. Baughman
	Title:	President and Chief Executive Officer

SOUTHERN GRAPHIC SYSTEMS, INC.

By:	/s/ HENRY R. BAUGHMAN
	Name:	Henry R. Baughman
	Title:	President and Chief Executive Officer

PROJECT DOVE HOLDCO, INC.

By:	/s/ LUCA C. NACCARATO
	Name:	Luca C. Naccarato
	Title:	President

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WELLS FARGO BANK, N.A. as Trustee

By:	/s/ LYNN M. STEINER
Name:	Lynn M. Steiner
Title:	Vice President